SUBSIDIARIES OF THE REGISTRANT

                                        State of      Other Names Under Which
      Name of Subsidiary              Incorporation    Business is Conducted
 --------------------------------     -------------    ----------------------

 Contour Fabricators, Inc.                Michigan              None

 Contour Fabricators of Florida, Inc.     Florida               None

 AmeriDyne Corporation                    Tennessee             None

 Atlantic Medical Supply Company, Inc.    Georgia               None

 Americare Health Services Corp.          Delaware              None

 Americare Group Purchasing Corp.         Delaware              None

 Facility Supply, Inc.                    Florida               None

 Gerimed, Inc.                            Florida               None

 Florida ACLF, Inc.                       Florida               None